UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2019

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.                                        Entry into a Material Definitive Agreement.

Guarantee Amendments

On March 15, 2019, Starwood Property Trust, Inc. (the “Company”) and certain subsidiaries of the Company entered into amendments of the guarantees (the “Amendments”) related to certain repurchase facilities identified below (the “Facilities”). The Amendments modified the following financial covenants applicable to the Company under each of the Facilities to provide that: (i) the ratio of EBITDA to interest expense for any calendar quarter shall not be less than 1.4 to 1.0 and (ii) the ratio of total indebtedness to total assets shall not be greater than 0.80 to 1.0.

The Facilities impacted by the Amendments include:

•                  Fifth Amended and Restated Master Repurchase and Securities Contract, dated as of September 16, 2016, by and among Starwood Property Trust, Inc., Starwood Property Mortgage Sub-2, L.L.C., Starwood Property Mortgage Sub-2-A, L.L.C., SPT CA Fundings 2, LLC and Wells Fargo Bank, National Association (filed with the Securities and Exchange Commission (the “SEC”) as Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q on May 9, 2017);

•                  Uncommitted Master Repurchase Agreement, dated as of December 10, 2015, by and among Starwood Property Mortgage Sub-14, L.L.C., Starwood Property Mortgage Sub-14-A, L.L.C. and JPMorgan Chase Bank, National Association (filed with the SEC as Exhibit 10.1 of the Company’s Current Report on Form 8-K on December 16, 2015); and

•                  Master Repurchase and Securities Contract, dated as of February 6, 2019, by and among SPT Infrastructure Finance Sub-4, LLC, SPT Infrastructure Finance Sub-4 (DT), LLC, SPT Infrastructure Finance Sub-4 (OT), Ltd. and MUFG Bank, Ltd. (described in the Company’s Current Report on Form 8-K filed with the SEC on February 12, 2019).

FHLB Letter Agreement and Advances Agreement

The description of the Letter Agreement and Advances Agreement (each as defined below) set forth under Item 2.03 is hereby incorporated by reference into this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 15, 2019, Prospect Mortgage Insurance, LLC (“PMI”), an indirect wholly owned subsidiary of Starwood Property Trust, Inc. (the “Company”), entered into a letter agreement (the “Letter Agreement”) with the Federal Home Loan Bank of Chicago (“FHLB”) to amend the Amended and Restated Advances, Collateral Pledge and Security Agreement dated as of July 7, 2017 between PMI and the FHLB (as amended, the “Advances Agreement”).

PMI is a captive insurance entity that is a member of the FHLB.  Under the Advances Agreement, PMI may obtain advances from the FHLB backed by qualifying collateral. The advances to PMI under the Advances Agreement bear interest at either a fixed or floating rate of interest as agreed upon by PMI and FHLB per each transaction.

The Letter Agreement modifies the Advances Agreement by increasing the permitted amount to be drawn by PMI to the lesser of (i) $2.0 billion or (ii) the amount equal to 40% of PMI’s total assets.

Pursuant to the Letter Agreement, and to the extent there are outstanding advances owing to FHLB in excess of the following amounts, PMI is required to gradually reduce the outstanding advances owing to FHLB to maximum amounts as follows: (i) $1.6 billion on or before September 15, 2020, (ii) $1.2 billion on or before October 15, 2020, (iii) $800 million on or before November 15, 2020, (iv) $400 million on or before December 15, 2020, (v) $120 million on or before January 15, 2021, and (vi) $0 on or before February 19, 2021.

The Advances Agreement, the Letter Agreement and the associated guaranty contain various affirmative and negative covenants including the following financial covenants applicable to the Company:

(i)                                     the ratio of earnings before interest, tax, depreciation and amortization (“EBITDA”) to interest expense for any calendar quarter shall not be less than 1.4 to 1.0;

(ii)                                 the ratio of total indebtedness to total assets shall not be greater than 0.8 to 1.0;

(iii)                             cash liquidity of the Company shall not be less than $75 million and near cash liquidity of the Company shall not be less than $175 million;

(iv)                              tangible net worth of the Company shall not be less than the sum of (x) actual tangible net worth of the Company as of March 15, 2019, plus (y) seventy-five percent (75%) of the net cash proceeds (net of underwriting discounts and commissions and other out-of pocket expenses incurred by the Company in connection with such issuance or sale) received by the Company from the issuance or sale of equity interests (other than equity interests constituting convertible debt securities) occurring after March 15, 2019, plus (z) seventy-five percent (75%) of any increase in capital or shareholders’ equity (or like caption) on the balance sheet of the Company resulting from the settlement, conversion or repayment of any convertible debt securities of the Company occurring after March 15, 2019; and

(v)                                 ratio of EBITDA to fixed charges shall not be less than 1.5 to 1.0.

In connection with the modifications to the Advances Agreement contemplated by the Letter Agreement, the Company executed a guaranty of all obligations of PMI under the Advances Agreement.  Previously, the Company had guaranteed only a portion of the obligations of PMI under the Advances Agreement.

The foregoing summary does not purport to be a complete description and is qualified in its entirety by reference to the terms and conditions of the Advances Agreement and the Letter Agreement, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 21, 2019	STARWOOD PROPERTY TRUST, INC.

	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel